EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

American Express Travel Related Services Company, Inc.

American Express Issuance Trust II

Reporting Period January 1, 2014 to December 31, 2014

The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc. (“TRS”), as Servicer pursuant to the American Express Issuance Trust II (the “Trust”) Amended and Restated Servicing Agreement, dated as of March 12, 2013 (as so amended and restated and as otherwise amended from time to time, the “Agreement”), among American Express Receivables Financing Corporation VIII LLC, as transferor, TRS, as servicer (in such capacity, the “Servicer”), and The Bank of New York Mellon (formerly The Bank of New York), as indenture trustee (the “Trustee”), does hereby certify that:

1. TRS is Servicer under the Agreement.

2. The undersigned is duly authorized as required pursuant to the Agreement to execute and deliver this Certificate.

3. A review of the Servicer’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 27th day of March, 2015.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.[1]

By:	/s/ Kanchan Roy
Name:	Kanchan Roy
Title:	Vice President

[1]

During the reporting period, certain servicing procedures were performed on behalf of TRS by Amex Card Services Company (“ACSC”). Effective January 1, 2015, ACSC merged into TRS. Prior to such merger, including during the reporting period, ACSC was a wholly-owned subsidiary of TRS. This Certificate and the review and certification described herein encompass the servicing procedures performed by ACSC during the reporting period.